Exhibit 99.1

Sports Ventures Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

Bal Harbour, Florida, Jan. 05, 2021 (GLOBE NEWSWIRE) -- Sports Ventures Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (the “Nasdaq”) and trade under the ticker symbol “AKICU” beginning on January 6, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AKIC” and “AKICW,” respectively. The offering is expected to close on January 8, 2021.

Sports Ventures Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus its search on companies with operations or prospective operations in the sports, media and entertainment sectors. The Company is led by Chief Executive Officer, Alan Kestenbaum, Chief Financial Officer and President, Robert Tilliss, and Chief Operating Officer, Daniel Strauss.

Deutsche Bank Securities Inc. is acting as sole book running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, NY 10005, by telephone at 800-503-4611 or by email prospectus.cpdg@db.com.

Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Daniel Strauss
Sports Ventures Acquisition Corp.
786-650-0074
contact@sportsventuresacq.com